As filed with the Securities and Exchange Commission on December 19, 2013

Registration No. 333-180790

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THOMAS PROPERTIES GROUP, INC.

(Parkway Properties, Inc. as successor by merger to Thomas Properties Group, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	20-0852352
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Parkway Properties, Inc.

Bank of America Center, Suite 2400

390 North Orange Avenue

Orlando, Florida 32801

(407) 650-0593

(Parkway Properties, Inc. as successor by merger to Thomas Properties Group, Inc.)

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Jeremy R. Dorsett, Esq.

Executive Vice President and General Counsel

Parkway Properties, Inc.

390 N. Orange Avenue

Suite 2400

Orlando, FL 32801

(407) 650-0593

(Name, address, including zip code, and telephone number, including area code of agent for service)

Copies to:

David W. Bonser, Esq.

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, D.C. 20004-1109

(202) 637-5600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (No. 333-180790) of Thomas Properties Group, Inc. (the “Company”) registering $250,000,000 of shares of common stock, par value $0.01 per share, preferred stock, par value $0.01 per share, warrants and debt securities of the Company (the “Registration Statement”).

Effective December 19, 2013, pursuant to that certain Agreement and Plan of Merger, dated September 4, 2013, by and among Parkway Properties, Inc., a Maryland corporation (“Parkway”), Parkway Properties LP, a Delaware limited partnership, PKY Masters LP, a Delaware limited partnership and a wholly owned subsidiary of Parkway LP, the Company and Thomas Properties Group, L.P., a Maryland limited partnership, the Company merged with and into Parkway with Parkway continuing as the surviving corporation.

As a result of the merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on December 19, 2013.

PARKWAY PROPERTIES, INC. as successor by merger to Thomas Properties Group, Inc.

By:	/s/ Jeremy R. Dorsett
Jeremy R. Dorsett
Executive Vice President and General Counsel

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.